SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2014

Avalanche International Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-179028	38-3841757
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5940 S. Rainbow Blvd., Las Vegas, NV 89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (888) 863-9490

________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 24, 2014, the board of directors appointed Milton C. Ault II, Joshua Smith, and Jeanette Maines to serve as members of our board of directors. In addition, Mr. Ault was appointed to serve as Chairman of the board of directors.

Milton C. Ault, III is a seasoned business professional and entrepreneur that has spent more than twenty years identifying value in various financial markets including equities, fixed income, commodities, and real estate. Mr. Ault’s most recent efforts have been as a consultant to a few publicly traded and privately-held companies, where he has provided each of them the benefit of his diversified experience, ranging from development stage to seasoned businesses. He was the President, Chief Executive Officer, Director and Chairman of the Board of Zealous, Inc. from August 2007 until June 4, 2010 and again from February 2011 through May 1, 2011, after the company changed its business model to and oil and gas exploration and development. Mr. Ault was a registered representative at Strome Securities, LP, from July 1998 until December 2005, where he was involved in portfolio management and worked on several activism campaigns including Taco Cabana, Jack In The Box (formerly Foodmaker), and 21st Century Holdings Co. Mr. Ault was elected to the board of directors of Patient Safety Technologies, Inc. (OTCBB:PSTX, OTCQB:PSTX) (“PST”) in July 2004, and became its Chairman and Chief Executive Officer in October 2004 serving until January 2006, and again from July 2006 to January 2007. Stryker Corporation (NYSE:SYK) acquired PST at the beginning of 2014 in a deal valued at approximately one hundred twenty million dollars ($120,000,000). PST’s wholly-owned operating subsidiary, SurgiCount Medical, Inc., is the company that developed the Safety-Sponge® System; a bar coding technology for inventory control that aims to detect and prevent the incidence of foreign objects left in the body after surgery.

Mr. Ault held series 7, 24, and 63 licenses and managed four domestic hedge funds and one bond fund from 1998 through 2008. On April 26, 2014, Mr. Ault was sanctioned by FINRA for certain conduct as a securities broker during 2008, including effecting transactions in customer accounts without customer consent, failing to remit payment for a securities transaction, and failing to deliver securities to a customer. Mr. Ault was assessed a fine and was suspended from associating with a FINRA member firm for a period of two years. The suspension expired in April of 2014.

Joshua Smith has been with JS Technologies, Inc. since March 15, 2006 and currently serves as its Director of Marketing and IT. JS Technologies, Inc. is the manufacturer of the Suhr brand of musical instruments and equipment. A pioneer that is known for quality, performance and unique design and construction, Suhr is known for its guitars, basses, amplifiers and instrument pedals and pickups. Since joining that company, Mr. Smith has lead Suhr’s enterprise-wide effort to network almost every facet of the business and place it online, design and customize an ERP system that is a “cradle to grave” solution, and to deliver a competitive technical edge that consumers may directly experience. Mr. Smith is a graduate of National University with a Bachelor of Arts in Multimedia Studies.

Jeanette Maines is a professional administrator who served as the Assistant Provost for the Horner Center at the Fuller Theological Seminary, a worldwide evangelical institution with the mission of educating students with excellence, from June 2005 until March 2010. In that position, Ms. Maines was responsible for the operational success of 6 regional campuses and the administration of multiple programs, including Online Learning, Continuing Education and Doctor of Ministry Program. She was also charged with strategic planning, staff development, and fundraising, and was responsible for an overall annual budget of $8 million. Ms. Maines completed her post graduate work in August 2008 earning a Masters degree in Business Administration with an emphasis in Organizational Development from Pepperdine University in California.

Our newly-appointed directors have not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. Mr. Smith and Ms. Maines are brother and sister. There are no other family relationships among our officers and directors.

At this time, we do not have a written employment agreement or other formal compensation agreement with our newly appointed directors. Compensation arrangements are the subject of ongoing development and we will make appropriate additional disclosures as they are further developed and formalized.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avalanche International Corp.

/s/ Phil Mansour

Phil Mansour

President and Chief Executive Officer

Date: September 26, 2014

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